Exhibit 99.1

Iridex Announces Fourth Quarter and Full Year 2020 Financial Results

MOUNTAIN VIEW, Calif., March 22, 2021 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and year ended January 2, 2021.

Fourth Quarter Highlights

•	Total revenue in the fourth quarter increased 5% to $12.3 million year-over-year
•	Sold 13,500 Cyclo G6® probes, same as the prior year, despite continued impacts from COVID-19
o	US Sales of Cyclo G6 probes increased by 8%, setting a quarterly record
o	Sold 57 Cyclo G6 Glaucoma Laser Systems, compared to 107 the prior year, attributed to the Company’s strategic shift toward probe utilization and continued COVID-related capital purchase deferrals
•	Retina related product revenue grew nearly 11% year-over-year
o	Recently released product enhancements drove capture of previously deferred customer orders
•	Fourth quarter gross margin increased by over 400 bps to 45.4% compared to the prior year
o	Increased average selling prices combined with further efficiencies in manufacturing and overhead
•	Cash burn in the fourth quarter was $0.3 million, resulting in ending cash of $11.6 million
o	9% reduction in operating expenses versus prior year
•	MicroPulse® Transscleral Laser Therapy (TLT) was included in the European Glaucoma Society (EGS) Terminology and Guidelines for Glaucoma and presented at its Annual Meeting in December
•	Subsequent to quarter end, the Company entered into a strategic collaboration with Topcon Corporation resulting in $19.5 million cash to Iridex
o	Topcon purchased distribution rights in certain Asia Pacific and EMEA markets
o	Iridex purchased the PASCAL® product line
o	Topcon purchased approximately 10% of Iridex equity

“Despite the challenges relating to COVID-19, our strategic initiatives generated increased demand for Iridex products that has enabled us to exceed our pre-COVID-19 revenue from the fourth quarter of the prior year,” said David I. Bruce, President and CEO of Iridex. “We saw upside in the fourth quarter from demand due to recently launched product improvements and some rebound of capital equipment purchases in the retina business.  In glaucoma, US probe sales grew 8%, despite continued COVID-19 impact.  We’re pleased to see the positive response to our new products and that momentum carrying into the first quarter of 2021.”

Mr. Bruce continued, “Our efforts on product improvements has steadily strengthened our competitive position, from the well-received improvements to our MicroPulse® P3 probe, to the fourth-quarter introduction of our LIO Plus Laser Indirect Ophthalmoscope (LIO) and continuing into 2021 with the launch of a new 810 wavelength laser, the first in a family of new lasers offering substantial savings in manufacturing costs and gross margin improvement.”

“We are confident that our new alliance with Topcon Corporation will further improve Iridex’s strategic positioning. Thanks to increased capital to drive new growth initiatives, increased revenue and scale from the purchase of the PASCAL® line and expanded distribution network throughout Asia Pacific and key EMEA regions, we expect the partnership to help significantly increase the market penetration of Iridex’s industry leading retina products and innovative non-incisional glaucoma therapy,” Mr. Bruce concluded.

Fourth Quarter 2020 Financial Results

Revenue for the three months ended January 2, 2021 increased 5% to $12.3 million from $11.8 million during the same period of the prior year. The increase in revenue was driven primarily by growth in the Company’s retina business.

Gross profit for the fourth quarter of 2020 increased to $5.6 million, or 45.4% gross margin, compared to $4.9 million, or 41.2% gross margin, in the same period of the prior year.

Operating expenses for the fourth quarter of 2020 decreased 9% to $5.9 million compared to $6.5 million in the same period of the prior year. This is the result of ongoing efforts to reduce operating expenses in response to COVID-19-related temporary revenue reductions during 2020.

Net Loss for the fourth quarter of 2020 was reduced to $179,000, compared to $1.6 million in the same period of the prior year.  Net Loss on a per share basis was reduced to $0.01 versus $0.11 last year.

Full Year 2020 Financial Results

Revenue for the year ended January 2, 2021 decreased $7.1 million to $36.3 million from $43.4 million in 2019. The decrease was driven primarily by challenges associated with COVID-19.

Gross profit for the full year 2020 was $15.6 million, or 42.8% gross margin, compared to $17.9 million, or 41.3% gross margin, during the prior year.

Operating expenses for 2020 were reduced 18% to $22.1 million compared to $26.9 million in the prior year. This decrease is primarily from reduction in sales and marketing expenses during the COVID-19 slowdown in travel, tradeshows, and other sales and marketing activities.

Net loss for 2020 was reduced to $6.3 million, compared $8.8 million in the prior year.

Cash and cash equivalents were $11.6 million as of January 2, 2021.

Guidance for Full Year 2021

Given the continuing uncertainty in product demand due to COVID-19, combined with variability introduced by the Topcon collaboration affecting revenue recognition, sales transition effects and integration costs for the PASCAL product line, Iridex cannot provide meaningful financial guidance for 2021 at this time.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 1137827. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future momentum, demand and utilization of the Company's products, expected cost reductions and gross margin improvements and benefits from the Topcon partnership. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019

Total revenues	$12,304	$11,762	$36,347	$43,447
Cost of revenues	6,722	6,912	20,789	25,508
Gross profit	5,582	4,850	15,558	17,939

Operating expenses:
Research and development	887	788	3,282	3,682
Sales and marketing	3,435	3,791	12,239	14,852
General and administrative	1,560	1,888	6,620	8,379
Total operating expenses	5,882	6,467	22,141	26,913

Loss from operations	(300)	(1,617)	(6,583)	(8,974)
Other income, net	127	82	280	209
Loss from operations before provision for income taxes	(173)	(1,535)	(6,303)	(8,765)
Provision for income taxes	6	26	26	48
Net loss	$(179)	$(1,561)	$(6,329)	$(8,813)

Net loss per share:
Basic	$(0.01)	$(0.11)	$(0.46)	$(0.64)
Diluted	$(0.01)	$(0.11)	$(0.46)	$(0.64)

Weighted average shares used in computing net loss per share
Basic	13,898	13,783	13,842	13,707
Diluted	13,898	13,783	13,842	13,707

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	January 2,	December 28,
	2021	2019
Assets
Current assets:
Cash and cash equivalents	$11,626	$12,653
Accounts receivable, net	7,289	9,323
Inventories	5,714	8,174
Prepaid expenses and other current assets	730	401
Total current assets	25,359	30,551
Property and equipment, net	449	730
Intangible assets, net	68	84
Goodwill	533	533
Operating lease right-of-use assets, net	1,428	2,764
Other long-term assets	132	151
Total assets	$27,969	$34,813

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,148	$2,592
Accrued compensation	1,965	2,398
Accrued expenses	1,806	1,544
Current portion of PPP loan	1,249	-
Accrued warranty	166	380
Deferred revenue	938	1,450
Operating lease liabilities	1,409	1,414
Total current liabilities	8,681	9,778

Long-term liabilities:
PPP Loan	1,248	-
Accrued warranty	81	156
Deferred revenue	289	360
Operating lease liabilities	282	1,795
Other long-term liabilities	22	19
Total liabilities	10,603	12,108

Stockholders' equity:
Common stock	148	147
Additional paid-in capital	74,181	73,093
Accumulated other comprehensive income (loss)	(19)	80
Accumulated deficit	(56,944)	(50,615)
Total stockholders' equity	17,366	22,705

Total liabilities and stockholders' equity	$27,969	$34,813